Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095

Telephone:  801-253-1600 • Fax:  801-253-1688

PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:	March 30, 2006
Contact:	Anne-Marie Wright, Director of Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com

MERIT MEDICAL GIVES 2006 EARNINGS GUIDANCE

SOUTH JORDAN, UTAH— Merit Medical Systems, Inc. (NASDAQ:NMS:MMSI), a leading manufacturer and marketer of proprietary disposable accessories used primarily in cardiology and radiology procedures, today updated information provided in its conference call on February 28, 2006 with respect to its results of operations for the year ended December 31, 2005 and provided guidance regarding management’s expectations for the fiscal year ending December 31, 2006.

                Based upon the information currently available, Merit’s management estimates that Merit’s sales for the year ending December 31, 2006 will be in the range of $185-189 million and earnings will be in the range of $0.41-$0.45 per share. Merit’s management indicated that approximately $0.03 per share of expense estimated to be incurred during the year ending December 31, 2006 would be attributable to stock-based compensation expense, which Merit began to recognize starting January 1, 2006 under Statement of Financial Accounting Standards No. 123R.

                Merit’s management also anticipates that Merit’s sales for the quarter ending March 31, 2006 will be approximately $45 million, with earnings in the range of $0.08-0.10 per share, which includes the expense of stock-based compensation. Merit’s management noted that historically earnings in the first quarter are affected by pay raises, insurance and other benefits that are not yet absorbed by expected future sales volumes.

                “We know the challenges of integrating our expanded capacity, newly released products, additional sales people and acquisitions, which in some ways are similar to the challenges we faced in early 2001,” said Fred P. Lampropoulos, Merit’s Chairman and CEO.

“Now that we have these investments in place, we believe we can move forward and begin to see operational improvements which will enhance our future profitability.”

CONFERENCE CALL

                Merit Medical invites all interested parties to participate in its conference call today, March 30, 2006, at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific). The domestic phone number is 800-257-1836, and the international number is 303-262-2137. A live webcast as well as a rebroadcast can be accessed through the webcast tab of the Investors page at www.merit.com or through the webcasts tab at www.fulldisclosure.com.

                During the conference call, the information set forth in this release will be discussed in more detail.

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical accessories used in interventional and diagnostic procedures, particularly in cardiology and radiology. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 85 individuals. Merit employs approximately 1,600 people worldwide, with facilities in Salt Lake City and South Jordan, Utah; Angleton, Texas; Richmond, Virginia; Maastricht, The Netherlands; Venlo, The Netherlands; and Galway, Ireland.

                Statements contained in this release which are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2005. Such risks and uncertainties include market acceptance of new products, introduction of products in a timely fashion, product recalls, delays in obtaining regulatory approvals, or the failure to maintain such approvals, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new products and technology that could render our products obsolete, product liability claims, modification or limitation of governmental or private insurance reimbursement, infringement of our technology or the assertion that our technology infringes the rights of other parties, foreign currency fluctuations, challenges associated with the Company’s growth strategy, changes in health care markets related to health care reform initiatives, litigation and other factors referred to in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results may differ materially from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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